Exhibit 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made this 10th day of August 2005, effective as of January 1, 2005 (the “Effective Date”), by and between Waste Industries USA, Inc., a North Carolina corporation (the “Company”), and Lonnie C. Poole, Jr. (the “Employee”), an individual residing in Wake County, North Carolina.

RECITALS

A. Employee founded the Company in 1970, served as Chairman of the Board and Chief Executive Officer from 1970 to July 2002, and has served as Chairman of the Board since 1970.

B. By virtue of Employee’s demonstrated experience and service to the Company, the Company wishes to retain the services of and employ Employee, and Employee desires to continue to serve and be employed with the Company, all upon the terms and conditions enumerated below.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Employee by the Company and the compensation received by Employee from the Company from time to time, and specifically the compensation to be received by the Employee pursuant to Sections 4 and 5(d) herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth. Upon termination or expiration of this Agreement as provided herein, Employee’s employment with the Company will immediately terminate. During the Term (as defined herein), Employee agrees to serve as the Chairman of the Board of Directors (Employee acknowledges that he serves as a director of the Company at the pleasure of the shareholders and as Chairman of the Board of Directors (the “Board”) at the pleasure of the Board) and thereafter as Senior Advisor to the Company and will report to the Board.

2. TERM. Subject to the provisions for termination that are hereinafter provided, the term of this Agreement will be deemed to have commenced on the Effective Date and will continue until December 31, 2007 (the “Term”), unless earlier terminated as provided herein.

3. DUTIES. As Chairman, Employee will preside at all meetings of the Board, if present. Employee will be involved with the Board and the Company’s Chief Executive Officer in establishing current and long-range objectives, plans and policies for the Company, and overseeing the Company’s corporate governance, and Board performance. In addition to the duties set forth on Schedule A attached hereto and made a part hereof, Employee also will have such other duties as may be reasonably prescribed from time to time by the Board that are usual and customary for the position held. Employee will faithfully perform all duties related to the position held, those duties that are set forth herein and those additional duties prescribed from time to time by the Board that are usual and customary for the position held. Employee agrees to comply with all policies, standards, and regulations of the Company now existing or hereafter promulgated. Notwithstanding the authority set forth in Section 4.03, Chairman of the Board, of the Company’s Bylaws currently in effect, Employee will not have the power to execute on the Company’s behalf any contract, agreement, note, bond, deed, mortgage, certificate, instrument or other document, or bind the Company in any manner, in his capacity as Chairman of the Board without the prior express authorization of the Board or the Company’s Chief Executive Officer.

4. COMPENSATION. During the Term, Employee’s compensation will be determined and paid as follows (all payments are subject to required withholding):

(a) SALARY. Employee will be paid a salary in equal installments consistent with the Company’s regular payroll practices and procedures at a rate equivalent to an annualized salary of Four Hundred Seventy Six Thousand Two Hundred Two Dollars ($476,202.00) (the “Salary”), subject to any withholdings required by law or properly requested by Employee. The Salary will be subject to annual adjustments determined by the Compensation Committee of the Board, retroactive to January 1st of each year, taking into consideration, among other factors, (i) the average percentage price increase achieved by the Company for the preceding fiscal year and (ii) the increase in the Consumer Price Index for All Urban Consumers (All Items-U.S. City Average) as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI”) for immediately preceding fiscal year.

(b) BONUSES. Employee will not be eligible to receive cash bonuses or other cash incentive compensation, unless recommended by the Compensation Committee and approved by the Board.

(c) STOCK OPTIONS. Employee will be eligible to receive stock option grants, either as an employee, officer or as a member of the Board, or other forms of non-cash equity incentives; provided, however, with respect to Employee’s participation in the Company’s Incentive Stock Option Plan, Employee will not be required to earn at least ten percent (10%) of his total compensation from incentive pay in order to be eligible to receive stock option grants and, provided further, Employee will be eligible to receive officer premium stock option grants. For purposes of determining any stock option grants to Employee, only two-thirds (2/3) of Employee’s Salary will be taken into consideration.

(d) BENEFITS. During the Term, and except as otherwise provided in Sections 4(b), Employee will be entitled to receive all benefits of employment generally available to employees of the Company, provided Employee meets all requirements to receive such benefits under the terms of any applicable benefit plan documents. All such benefits are subject to change from time-to-time by the Company without the consent of Employee or any other employee of the Company and are further subject to the provisions, rules, regulations and any waiting time under the applicable plan, as established.

(e) BUSINESS EXPENSES. The Company will pay or reimburse all reasonable expenses incurred by Employee directly related to conduct of the business of the Company, provided Employee complies with the Company policies for reimbursement or advance of business expenses.

5. TERMINATION. This Agreement and Employee’s employment hereunder may be terminated during the Term upon the following terms and conditions:

(a) BY THE COMPANY. The Company may terminate this Agreement and Employee’s employment hereunder in the manner set forth below upon any of the following events:

(i) Death or Permanent Disability. In the event of the death or permanent disability (as defined in Section 5(f) hereof) of Employee, this Agreement will be terminated automatically without the requirement of written notice; provided that, such termination will not prejudice the rights of Employee, Employee’s spouse or beneficiaries to receive accrued, unpaid compensation or other benefits payable to Employee which are fully vested as of the date of such termination;

(ii) Liquidation; Bankruptcy. In the event of the liquidation, dissolution, or discontinuance of business by the Company in any manner (except as a result of a merger, consolidation or share exchange with another entity in which the Company is not the surviving entity) or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition is not dismissed within sixty (60) days after filing, this Agreement will be terminated automatically; provided that such termination will not prejudice (1) the rights of Employee, Employee’s spouse or beneficiaries to receive accrued, unpaid compensation or other benefits payable to Employee which are fully vested as of the date of such termination, or (2) Employee’s rights as a stockholder or a creditor of the Company, if applicable;

(iii) For Cause. For “Cause,” as hereinafter defined, immediately upon written notice to Employee (except as otherwise provided below). “Cause” will be decided by a majority of the Board and will mean:

(1) Any material breach of any term of this Agreement by Employee, which breach, if capable of cure, is not cured to the reasonable satisfaction of a majority of the Board within sixty (60) days after Employee receives notice in writing from the Company of such breach; or

(2) Employee’s conviction or plea of no contest to a felony or crime of moral turpitude; or

(3) Employee’s repeated intoxication or drug abuse while on the Company’s premises to such a degree that the Employee is abusive or incapable of performing his duties; or

(4) Employee’s embezzlement, theft or the misappropriation of the Company’s or any affiliated entity’s funds or property.

(iv) Without Cause. The Company may terminate this Agreement and Employee’s employment hereunder without Cause upon ninety (90) days prior written notice to Employee.

(b) BY EMPLOYEE. Employee may terminate this Agreement and his employment hereunder during the Term immediately upon written notice to the Company (except as indicated below) in any of the following events:

(i) For Good Reason. Employee may terminate this Agreement and his employment hereunder immediately for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without the express written consent of the Employee: (A) any failure by the Company, other than an insubstantial or inadvertent failure remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Employee, (i) to provide the Employee with the compensation as provided for in Section 4(a) of this Agreement or (ii) to continue without substantial change any benefit or plan as provided in Section 4(a) of this Agreement that would adversely affect the Employee unless applied equally to all executive management; (B) any material breach of any term of this Agreement by the Company, which breach, if capable of cure is not cured to the reasonable satisfaction of the Employee within thirty (30) days (and within ten (10) days with respect to any failure to pay the Employee his Salary) after the Company receives notice in writing from the Employee of such breach; (C) the Company’s requiring the Employee to be permanently based at any office or location more than thirty-five (35) miles from the Company’s present office in Raleigh, North Carolina; (D) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 11 of this Agreement; or (E) any materially adverse change in or diminution of the office, title, duties or responsibilities of Employee with the Company.

(ii) Voluntary Resignation. Employee may voluntarily resign his employment with the Company without Good Reason upon thirty (30) days’ prior written notice to the Company.

(c) OBLIGATIONS UPON CERTAIN TERMINATIONS. In the event of termination of this Agreement (i) due to the liquidation, dissolution, or discontinuance of business of the Company pursuant to Section 5(a)(ii); (ii) by the Company for Cause pursuant to Section 5(a)(iii); or (iii) by Employee due to a voluntary resignation pursuant to Section 5(b)(ii), then the Company will have no further payment obligations to Employee hereunder other than the payment of all accrued, unpaid compensation and other benefits payable to Employee through the date of such termination.

(d) ACCELERATED VESTING OF OPTIONS. All options to purchase the Company’s securities granted to and then held by Employee will automatically vest in full upon a Change of Control (as defined below); provided, further, that in the event the Employee’s employment is terminated prior to the effective date of the Change of Control (the “Change of Control Date”) under circumstances which ultimately give rise to Employee’s right hereunder to receive a severance amount pursuant to Section 5(e), then notwithstanding such termination, all of the Employee’s options held on such termination date will accelerate and vest on the Change of Control Date and will remain exercisable in accordance with the terms of the grants of such options.

(e) SEVERANCE. If this Agreement is terminated (i) pursuant to Section 5(a)(i) because of the death or permanent disability of Employee; (ii) by Employee for Good Reason pursuant to Section 5(b)(i); or (iii) by the Company without Cause pursuant to Section 5(a)(iv), then, upon execution of a general release of the Company in a form customary for a severance arrangement and acceptable to the Company and its counsel, and Employee and his counsel, and following the expiration of any revocation period(s) required by law, (x) Employee (or his spouse or beneficiaries) will continue to receive his Salary for the remaining Term (minus applicable withholdings), payable in equal installments consistent with the Company’s regular payroll practices and procedures beginning six (6) months after the termination date; and (y) the Company will pay, after the effective date of the Employee’s termination until the earlier of (1) the expiration of the Term or (2) the date Employee becomes eligible under another group health plan, Employee’s COBRA premium for Employee and his eligible dependents, if Employee (and any eligible dependents) timely elects continuation coverage under COBRA. Employee has no duty to seek or find other employment or to take efforts to mitigate the Company’s obligation under this Section 5(e).

(f) PERMANENT DISABILITY. For purposes of this Agreement, Employee will be considered permanently disabled when Employee is unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of 180 consecutive days or for 180 days within any 365 day period as determined by the Board in accordance with applicable law.

(g) CHANGE OF CONTROL. For the purposes of this Agreement, a “Change of Control” means (i) a “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than a majority owned subsidiary of the Company, any of the then current shareholders, any members of the immediate family of any of the then current shareholders, any entity which holds any of the Company’s securities for the benefit of any of the then current shareholders or members of any such shareholder’s immediate family, or any other business entity which is owned or controlled by one or more of the then current shareholders (the “Excluded Holders”), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, (ii) a merger or consolidation of the Company with another legal entity where the shareholders of the Company immediately prior to the merger or consolidation will not directly or indirectly beneficially own, immediately after the merger or consolidation, equity interests (whether shares, membership interests, limited partnership interests or otherwise) entitling such equity holders to more than fifty percent (50%) of all votes to which all equity holders of the surviving entity would be entitled in the election of directors, managers or general partners (without consideration of the rights of any class of equity interests to elect directors, managers or general partners by a separate class vote), or (iii) a sale or transfer of substantially all of the assets of the Company to any person other than an Excluded Holder or as part of sale-leaseback transaction (or a series of such transactions). The phrase “then current shareholders” means the shareholders of the Company immediately prior to the Change of Control Date.

6. WAIVER. Either party’s failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, or conditions by such party, nor will any waiver or relinquishment of any right or power granted hereunder at any particular time be deemed a waiver or relinquishment of such rights or power at any time or times. Each party agrees and acknowledges that nothing herein will be construed to prohibit the other party from pursuing any remedies available to it for breach or threatened breach of this Agreement, including the recovery of money damages.

7. GOVERNING LAW. This Agreement will be governed by the laws of the State of North Carolina that are applicable to agreements that are entered into and performed entirely within the State of North Carolina, without regard to the conflicts-of-law rules of such State.

8. NOTICES. Any notice required to be given hereunder will be sufficient if in writing and given by hand-delivery to the other party or sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Employee, to his current address as shown on the Company’s records, and in the case of the Company, to its principal office in the State of North Carolina. Notices and other communications will be deemed effective upon receipt of any hand-delivered notice or three (3) days after such mailing.

9. BENEFIT. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors, and permitted assigns. This Agreement will be binding upon the Company and any subsidiaries of the Company and upon any successor corporation or other entity, so long as such successor assumes all the obligations, liabilities and duties of the Company as contained in this Agreement either contractually or by operation of law. The Company will require any successor who purchases all or substantially all of the assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession by purchase had taken place. Employee may not assign any of his rights or delegate any of his duties under this Agreement without the prior written consent of the Board.

10. DISCHARGE OF THE COMPANY’S OBLIGATIONS. Except with respect to any amounts payable to Employee pursuant to any deferred compensation plan or supplemental executive retirement plan between the Company and Employee, if any, the amounts payable and benefits provided in respect of Employee pursuant to Section 5(e) following termination of his employment will be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries prior to the date hereof.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understandings by and between the Company and Employee with respect to the subject matter herein described, and no representations, promises, agreements or understandings, written or oral, not herein contained will be of any force or effect. No change or modification hereof will be valid or binding unless the same is in writing and signed by the parties hereto.

12. LEGAL FEES. If either Employee or the Company asserts any claim in any contest or dispute (whether initiated by the Employee or by the Company) as to the validity,

enforceability or interpretation of any provision of this Agreement, the prevailing party will be entitled to an award of its reasonable out-of-pocket costs and expenses (including attorneys’ fees) relating to such contest or dispute upon presentation of proof of such expenses.

13. CAPTIONS. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement.

14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument, but all of which will be considered one and the same agreement.

15. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance will be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected thereby and will be enforced to the greatest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby are fulfilled to the greatest extent possible.

16. NO STRICT CONSTRUCTION. The language provided herein will be deemed to be that approved by both Employee and the Company, and no rule of strict construction will be applied to either party.

17. ARBITRATION. The parties agree that any and all disputes arising out of the terms of this Agreement will be subject to binding arbitration in Raleigh, North Carolina before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the North Carolina Rules of Civil Procedure. The parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them arising out of the terms of this Agreement resolved in a court of law by a judge or jury.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

IN WITNESS WHEREOF, Employee has hereto set his hand and the Company has caused this Agreement to be executed in its name on its behalf by its duly authorized officer, and its corporate seal to be hereunto affixed and attested by its Secretary or Assistant Secretary, as of the date first above-written.

WASTE INDUSTRIES USA, INC.

By:	/s/ Jim W. Perry
Name:	Jim W. Perry
Title:	President and Chief Executive Officer

ATTESTED:

Secretary

[CORPORATE SEAL]

WITNESSED:	EMPLOYEE:

/s/ Lonnie C. Poole, Jr.
Lonnie C. Poole, Jr.

Schedule A

•	In collaboration with the Chief Executive Officer, assist with the development of a strategic plan for approval by the Board.

•	Perform duties as Chairman of the Board’s Acquisitions Committee (Employee acknowledges that he serves as Chairman and a member of such committee at the pleasure of the Board) and coordinate with the Company’s Acquisition Committee.

•	In collaboration with the Chief Executive Officer, ensure that adequate plans for future development and growth of the business are prepared for the Board’s review and approval.

•	Recommend the creation of, and appointment of chairpersons for, committees of the Board.

•	In collaboration with the Chief Executive Officer, develop the Company’s succession plan for Board approval.

•	Make recommendations to the Board and the Compensation Committee, as applicable, regarding the selection, termination, development, measurement, motivation, and compensation of the Chief Executive Officer.

•	At the direction of the Board and in collaboration with the Chief Executive Officer, attend meetings of investors, customers, employees, and strategic partners.

•	Recommend corporate bylaw changes and amendments.

•	In collaboration with the Chief Executive Officer, make recommendations to the Board regarding the nomination or appointment of non-employee directors, and to recruit candidates approved by the Board in collaboration with the Chief Executive Officer.

•	Recommend non-employee Director compensation.

•	Provide support to the Chief Executive Officer as requested.

•	Assist in securing Board and shareholder approval of the Company goals and objectives.